Exhibit 10.42




                                ALBERTSON'S, INC.

             EXECUTIVE OFFICERS' ANNUAL INCENTIVE COMPENSATION PLAN


I.   Purpose

     The purpose of the Albertson's, Inc. Executive Officers' Annual Incentive Compensation Plan (the "Annual Plan") is to attract and retain highly qualified employees, to obtain from each the best possible performance, to establish a performance goal based on Consolidated Earnings for Incentive Compensation Awards for covered executive officers and to underscore the importance to employees of increasing Consolidated Earnings for Albertson's, Inc.

II.  Definitions

     For the purposes of the Annual Plan, the following terms shall have the following meanings:

     A.   Annual Pool.  The Incentive Compensation Pool  established pursuant to
Section IV of the Annual Plan.

     B. Award Period. An award period under the Annual Plan shall be the fiscal year of the Company with respect to Incentive Compensation Awards.

     C.   Board of Directors.  The Board of Directors of Albertson's, Inc.

     D. Committee. The Compensation Committee of the Board of Directors or any successor thereto.

     E.   Company.  Albertson's, Inc. and its subsidiaries.

     F. Consolidated Earnings. Income from continuing operations of the Company and its consolidated subsidiaries before deduction of income taxes and minority interest (if any), as shown in the Company's audited annual statement of income, reduced by the pre-tax amount of non-recurring gains and increased by the pre-tax amount of non-recurring charges.

     G. Covered Employee. An employee who may be deemed to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, as such section may be amended.

     H. Deferred Compensation Plan. The Albertson's, Inc. 2000 Deferred Compensation Plan.

     I. Incentive Compensation Award. Any annual award paid to a Covered Employee from the Annual Pool.

III. Effective Date

     The Annual Plan has been adopted as of February 1, 2002 and shall become effective upon approval by the Company's shareholders at the Company's 2002 Annual Meeting of Shareholders.

IV.  Amounts Available for Incentive Compensation Awards

     A. An Annual Pool shall be established to which will be credited for each fiscal year an amount equal to 1.0% of Consolidated Earnings for such year.

     B. The maximum amount available for Incentive Compensation Awards to Covered Employees for a fiscal year shall be limited by the total then in the

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Annual Pool,  and such Incentive Compensation Awards shall be chargeable against the Annual Pool but need not exhaust such total. Any balance remaining after the making of Incentive Compensation Awards to Covered Employees will not be available for future Incentive Compensation Awards to Covered Employees.

V.   Eligibility

     Only Covered Employees are eligible to receive Incentive Compensation Awards under the Annual Plan.

VI.  Determination of Amounts of Incentive Compensation Awards

     The maximum Incentive Compensation Award payable with respect to any fiscal year to a Covered Employee who is the Chief Executive Officer on the last day of the fiscal year shall be equal to 30% of the Annual Pool for such year. The maximum Incentive Compensation Award payable with respect to the next two most highly compensated of the other Covered Employees for any fiscal year shall be equal to 20% of the Annual Pool for such year. The maximum Incentive Compensation Award payable with respect to any fiscal year to each of the other Covered Employees shall be equal to 15% of the Annual Pool for such year.

     Incentive Compensation Awards may be made either at or following the end of the fiscal year to which they relate; provided, however, that no Incentive Compensation Awards shall be made to Covered Employees prior to the certification by the Committee that the performance criteria have been met for the relevant Award Period.

     The final amounts of Incentive Compensation Awards to Covered Employees will be determined by the Committee. The Committee may exercise negative discretion to reduce the amount of, or to eliminate, an Incentive Compensation Award that would otherwise be payable. Such determinations, except in the case of the Incentive Compensation Award for the Chief Executive Officer, shall be made after considering the recommendations of the Chief Executive Officer and such other matters as the Committee shall deem relevant.

VII. Form of Incentive Compensation Awards

     Incentive Compensation Awards under the Annual Plan shall be made in cash.

VIII.Payment of Incentive Compensation Awards

     A. Incentive Compensation Awards under the Annual Plan shall be paid currently, unless the payment is deferred by the Covered Employee or unless the Committee shall determine that any Incentive Compensation Award shall be deferred ("Deferred Awards"). Any Deferred Awards shall be credited to the Covered Employee's account in the Deferred Compensation Plan and shall be subject to the provisions of the Deferred Compensation Plan.

     B. When an Incentive Compensation Award is made, the Company shall cause the cash to be paid to the individual to whom the Incentive Compensation Award is made at the time or times specified by the Committee, or, if no time or times are specified, as soon as practicable after the Incentive Compensation Award is made, but in no event later than two and one-half months after fiscal year end.

IX.  Special Awards and Other Plans

     Nothing contained in the Annual Plan shall prohibit the Company or any of its subsidiaries from granting special performance or recognition awards, not chargeable against the Annual Pool, under such conditions and in such form and manner as it sees fit, to employees (including Covered Employees) for meritorious service of any nature.

     In addition, nothing contained in the Annual Plan shall prohibit the Company or any of its subsidiaries from establishing other incentive compensation plans providing for the payment of incentive compensation to employees (including Covered Employees), not chargeable against the Annual Pool.

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X.   Amendment and Interpretation of the Annual Plan

     A. The Board of Directors or the Committee shall have the right to amend the Annual Plan from time to time or to repeal it entirely or to direct the discontinuance of Incentive Compensation Awards either temporarily or permanently; provided, however, that (i) no amendment of the Annual Plan shall operate to annul, without the consent of the Covered Employee, an Incentive Compensation Award already made hereunder, and (ii) with respect to Incentive
Compensation Awards for Covered Employees, no amendment of the Annual Plan to change the calculation of the Annual Pool or to change the percent of Consolidated Earnings credited to the Annual Pool, to change the maximum Incentive Compensation Award of a Covered Employee, to change the definition of Covered Employee or to change the definition of Consolidated Earnings, shall be effective without approval by the shareholders of the Company.

     B. The decision of the Committee with respect to any questions arising in connection with the administration or interpretation of the Annual Plan shall be final, conclusive and binding.

XI.  Miscellaneous

     A. All expenses and costs in connection with the operation of the Annual Plan shall be borne by the Company and no part thereof shall be charged against the Annual Pool, other than the amounts of Incentive Compensation Awards to Covered Employees under the Annual Plan.

     B. All Incentive Compensation Awards under the Annual Plan are subject to withholding, where applicable, for federal, state and local taxes.

















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